1185 Avenue of the Americas Fifth Floor May 15, 2018 New York, NY 10036 T +1 212 372 1000 F +1 212 372 1001 Medley LLC www.rsmus.com 280 Park Avenue, 6th Floor New York, NY 10017 At your request, we have read the description included in the Forms 10-Q of Medley LLC and its consolidated subsidiaries (collectively, the Company) for the quarter ended March 31, 2018 of the facts relating to the Company’s change in accounting policy whereby performance fees earned which represent a capital allocation to the general partner or investment manager are accounted for under ASC 323, Investments - Equity Method and Joint Ventures effective January 1, 2018. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances. We have not audited any consolidated financial statements of the Company as of any date or for any period subsequent to December 31, 2017. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of the Company as of any date or for any period subsequent to December 31, 2017.